Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 13, 2014

UFPI announces acquisition of Texas-based Bigs Packaging and Lumber
--Expands industrial business in Southwest; enhances opportunity with customers nationwide—

GRAND RAPIDS, Mich., November 13, 2014 – Universal Forest Products, Inc. (NASDAQ: UFPI) today announced that one of its subsidiaries has closed on the acquisition of certain assets of Bigs Packaging and Lumber, LLC, a Dallas, Texas-based manufacturer of industrial wood and packaging solutions. The purchase by UFP Western Division, Inc. expands Universal’s industrial business and enhances its opportunities and customer base.

Founded in 2011, Bigs quickly grew its business and reputation, and has been a strong player in the industrial business in Texas and nationally. The company had sales of approximately $50 million in the past year. Bryan Bigham, the president of Bigs, will maintain his role and will continue to lead efforts to grow Bigs Packaging.

“Bryan knows how to create success, market products and lead an outstanding team. We are excited to see his team continue their growth and expand the industrial business, which is one of our key strategic goals,” said Universal CEO Matthew J. Missad.

—more—

Universal Forest Products, Inc.

In addition to Bigham, Andrew Hughes, industrial and packaging sales specialist, will maintain his role, as will other employees who meet Universal’s criteria for employment.

Bigham said, “It’s an honor that a corporation as strong as Universal values our company and people enough to join forces. I know Universal well and I know we’re going to do great things together. We’re anxious to help grow the industrial business, which presents so much opportunity.”

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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